NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES SENIOR MANAGEMENT APPOINTMENT

Wooster, Ohio (February 28, 2006) - Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, announced the appointment of Bryan K. Fehr as Senior Vice President - Operations Officer.

Mr. Fehr served as Senior Vice President - Audit and Compliance Officer of the Bank between October 2001 and his appointment as Senior Vice President - Operations Officer. Mr. Fehr’s experience prior to joining the Bank includes positions as Senior Vice President - Operations for Signal Bank, Wooster, Ohio, from January 1994 to February 1999 and with the Office of Thrift Supervision and the Office of the Comptroller of the Currency.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:     H. STEWART FITZ GIBBON III
                              Senior Vice President
                              Chief Financial Officer
                              (330) 264-5767

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